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FORM 4
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
   KRATZ           OWEN                           Cal Dive International, Inc. "CDIS"           to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social security  4. Statement for      ----              ---
Cal Dive International, Inc.                      Number of Reporting        Month/Year             Officer (give  X Other (Specify
400 N. Sam Houston Pkwy. E., Suite 400            Person (Voluntary)         March 00           ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                         --------------------     5. If Amendment,
 Houston,           Texas            77060                                    Date of Original              Chairman & CEO
---------------------------------------------                                 (Month/Year)         --------------------------------
  (City)           (State)           (Zip)
                                                                             -------------

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                                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      action       or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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Cal Dive International, Inc.    3-16-00       S      -    50,000    D       44.00         1,268,854           D              N/A
Common Stock
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Cal Dive International, Inc.    3-30-00       S      -     5,000    D       51 5/8        1,263,854           D              N/A
Common Stock
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Cal Dive International, Inc.    3-31-00       S      -    20,000    D       51 1/2        1,213,854           D              N/A
Common Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                  (Print or Type Responses)
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
FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price of
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         Derivative
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Security
                             Price of     (Month/    (Instr. 8)  Acquired (A)     Date            (Instr. 3 and 4)      (Instr. 5)
                             Deriv-       Day/                   or Disposed of   (Month/Day/
                             ative        Year)                  (D) (Instr. 3,   Year)
                             Security                            4, and 5)
                                                                               -----------------------------------
                                                                               Date     Expira-           Amount or
                                                    -------------------------- Exer-    tion      Title   Number of
                                                    Code  V     (A)     (D)    cisable  Date              Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:


                                                                                            /s/ OWEN KRATZ                   4-6-00
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   -------------------------------  ------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 **Signature of Reporting Person  Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
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